EXHIBIT 2

                                 CIBC Israel Ltd

                             Rule 10b5-1 Sales Plan


Sales Plan dated 2.12.05 (this "Sales Plan") between Mr. Oded Bashan ("Seller") and CIBC Israel Ltd Corp. ("CIBC Israel Ltd"), acting as agent.

A.   RECITALS

1. This Sales Plan is entered into between Seller and CIBC Israel Ltd. for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the OTIV stock, NIS 0.1 par value, (the "Stock"), of On Track Innovations Ltd. ("OTI") (the "Issuer")

B.   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

1. As of the date hereof, Seller is not aware of any material nonpublic information concerning the Issuer or its securities. Seller is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2. The securities to be sold under this Sales Plan are owned free and clear by Seller and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those that may be imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

3. While this Sales Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Sales Plan and agrees not to alter or deviate from the terms of this Sales Plan.

4. (a) Seller agrees to provide CIBC Israel Ltd. with a certificate dated as of the date of this Sales Plan and signed by the Issuer substantially in the form of Exhibit A to this Sales Plan prior to commencement of the Plan Sales Period (as defined below).

     (b) Seller agrees to notify CIBC Israel Ltd' branch compliance officer by telephone at the number set forth in paragraph G.5 below as soon as practicable if Seller becomes aware of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan. Such notice shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller and shall not in any way communicate any material nonpublic information about the Issuer or its securities to CIBC Israel Ltd. Such notice shall be in addition to the notice required to be given to CIBC Israel Ltd by the Issuer pursuant to the certificate set forth as Exhibit A to this Sales Plan.

5. Seller agrees to complete, execute and deliver to CIBC Israel Ltd a seller representation letter dated as of the date of this Sales Plan substantially in the form of Exhibit B to this Sales Plan prior to the commencement of the Plan Sales Period.

6. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any of Seller's affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller or Seller's affiliates.


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7. Seller agrees that until this Sales Plan has been terminated Seller shall not
(i) enter into a binding contract with respect to the purchase or sale of the Stock with another broker, dealer or financial institution (each, a "Financial Institution"), (ii) instruct another Financial Institution to purchase or sell the Stock or (iii) adopt a plan for trading with respect to the Stock other than this Sales Plan.

8. Seller agrees that it shall not, directly or indirectly, communicate any information relating to the Stock or the Issuer to any employee of CIBC Israel Ltd or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while this Sales Plan is in effect.

9.  (a)   Seller agrees to make all filings, if any, required under Sections
          13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller.

(b) Seller agrees that Seller shall at all times during the Plan Sales Period (as defined below), in connection with the performance of this Sales Plan, comply with all applicable laws..

10. If the Stock is to be sold under Rule 144, 145 or 701:

(a) Seller represents and warrants that the Stock to be sold under this Sales Plan is currently eligible for sale under Rule 144, 145 or 701.

(b) Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph
(a)(2) or (e) of Rule 144 not to take, any action that would cause the sales under this Sales Plan not to meet all applicable requirements of Rule 144.

(c) Seller agrees to complete, execute and deliver to CIBC Israel Ltd Forms 144 for the sales to be effected under this Sales Plan at such times and in such number of copies as CIBC Israel Ltd shall request, and following such delivery, CIBC Israel Ltd agrees to file such Forms 144 on behalf of Seller as required by applicable law.

(d) Seller hereby grants CIBC Israel Ltd a power of attorney to complete and/or file on behalf of Seller any required Forms 144. Notwithstanding such power of attorney, Seller acknowledges that CIBC Israel Ltd shall have no obligation to complete or file Forms 144 on behalf of Seller except as set forth in subparagraph (c).

(e) CIBC Israel Ltd agrees to conduct all sales under to this Sales Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event shall CIBC Israel Ltd effect any sale if such sale would exceed the then-applicable amount limitation under Rule 144, assuming CIBC World Market's sales under to this Sales Plan are the only sales subject to that limitation.

11. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock under this Sales Plan.

C.   IMPLEMENTATION OF THE PLAN

1. Seller hereby appoints CIBC Israel Ltd to sell shares of Stock pursuant to the terms and conditions set forth below. Subject to such terms and conditions, CIBC Israel Ltd hereby accepts such appointment.

2. CIBC Israel Ltd is authorized to begin selling Stock under this Sales Plan on
2.12.05 and shall cease selling Stock on the earliest to occur of: (i) the date on which CIBC Israel Ltd receives notice of the death of Seller; (ii) the date that the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock; (iii) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction


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
affecting the securities of the Issuer as a result of which the Stock will be exchanged or converted into shares of another company; (iv) the date on which CIBC Israel Ltd receives notice of the commencement of any proceedings in respect of or triggered by Seller's bankruptcy or insolvency; and (v) (specify, by checking one or more of the boxes below, the date upon which CIBC Israel Ltd will cease selling stock):

[X]  December 31st, 2006; or

[X] the date the aggregate number of shares of Stock sold under this Sales Plan is 130,220 shares; provided however that amount of 25,000 shares of Stock sold under this Sales Plan is sold after January 1st 2006.

     the date that the aggregate Gross proceeds of sales pursuant to this Sales Plan (before deducting commission and other expenses of sale) reaches $_________________.


(the period during which CIBC Israel Ltd is authorized to sell stock under this paragraph C.2 is referred to in this Sales Plan as the "Plan Sales Period").

3. (a) CIBC Israel Ltd shall sell the Daily Sale Amount (as defined below) for the account of Seller on each Sale Day (as defined below), subject to the following restrictions, if desired (check each applicable box):

[X] CIBC Israel Ltd shall sell OTIV shares under to this Sales Plan according to the table below:

---------------- --------------------------------------------
Quantity         Minimum sale price ($) per share (before
--------         ----------------------------------------
                 deducting commissions and other expenses
                 ----------------------------------------
                 of sale)
                 --------
---------------- --------------------------------------------
60,000           12.00
45,000           12.50
25,220           13.00
---------------- --------------------------------------------

|_| (insert any other
restrictions)___________________________________________________________________
________________________________________________________________________________


(b)  A "Sale Day" is (select one):

[X]  each Trading Day

|_|  (insert other conditions)

(c) The "Daily Sale Amount" for any Sale Day shall be (please check the applicable box to indicate the amount of Stock that CIBC Israel Ltd is to sell on each Sale Day):

[X]   10,000 OTIV shares

|_|

[X] (insert other conditions): In the event that the volume trading day will be more than 200,000 shares - CIBC shall be entitled to sell up to 20,000 share at that specific day.


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
(d) Subject to the restrictions set forth in paragraph C.3(a) above, CIBC Israel Ltd shall sell the Daily Sale Amount on each Sale Day under ordinary principles of best execution at the then-prevailing market price.

(e) If, consistent with ordinary principles of best execution or for any other reason, CIBC Israel Ltd cannot sell the Daily Sale Amount on any Sale Day, then (select one):

[X] the amount of such shortfall may be sold as soon as practicable on the immediately succeeding Trading Day under ordinary principles of best execution;. Until sale plan termination

|_| CIBC Israel Ltd' obligation to sell Stock on such Sale Day under this Sales Plan shall be deemed to have been satisfied.

Nevertheless, if any such shortfall exists after the close of trading on the last Trading Day of the Plan Sales Period, CIBC Israel Ltd' authority to sell such shares for the account of Seller under this Sales Plan shall terminate.

(f) The Daily Sale Amount and the Minimum Sale Price, if applicable, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Plan Sales Period.

4. CIBC Israel Ltd shall not sell Stock under this Sales Plan at any time when:

(i) CIBC Israel Ltd, in its sole discretion, has determined that a market disruption, banking moratorium, outbreak or escalation of hostilities or other crisis or calamity has occurred, or

(ii) CIBC Israel Ltd, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Seller or Seller's affiliates (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock), or

(iii) CIBC Israel Ltd has received notice from the Issuer of Seller of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan or

(iv) CIBC Israel Ltd has received notice from Seller to terminate this Sales Plan in accordance with paragraph D.1 below.

5. (a) Seller agrees to deliver the Stock to be sold under this Sales Plan (with the amount to be estimated by Seller in good faith, if the Daily Sale Amount is designated as an aggregate dollar amount) (the "Plan Shares") into an account at CIBC World Markets in the name of and for the benefit of Seller (the "Plan Account") or into a Trust account for customers, prior to the commencement of sales under this Sales Plan.

(b) CIBC Israel Ltd shall withdraw Stock from the Plan Account in order to effect sales of Stock under this Sales Plan. CIBC Israel Ltd agrees to notify Seller promptly if at any time during the Plan Sales Period the number of shares of Stock in the Plan Account is less than the number of Plan Shares remaining to be sold under this Sales Plan. Upon such notification, Seller agrees to deliver promptly to the Plan Account the number of shares of Stock necessary to eliminate this shortfall.

(c) To the extent that any Stock remains in the Plan Account after the end of the Plan Sales Period or upon termination of this Sales Plan, CIBC Israel Ltd agrees to return such Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of the Seller.


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
6. CIBC Israel Ltd shall in no event effect any sale under this Sales Plan if the Stock to be sold is not in the Plan Account.

7. CIBC Israel Ltd may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

D.   TERMINATION

1. This Sales Plan may not be terminated prior to the end of the Plan Sales Period, except that:

(i) it may be terminated at any time by written notice from Seller received by CIBC Israel Ltd compliance office at the address or fax number set forth in paragraph G.5 below if legal or regulatory restrictions applicable to Seller or Seller's affiliates (other than any such restrictions relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or the Stock) would prevent CIBC Israel Ltd from selling Stock for Seller's account during the Plan Sales Period, and

(ii) it may be suspended or, at CIBC Israel Ltd' option, terminated if CIBC Israel Ltd has received notice from the Issuer of the occurrence of any event contemplated by paragraph 3 of the certificate set forth as Exhibit A to this Sales Plan.

E.   INDEMNIFICATION; LIMITATION OF LIABILITY

1. (a) Seller agrees to indemnify and hold harmless CIBC Israel Ltd and or CIBC World Markets its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to CIBC Israel Ltd and or CIBC World Markets' actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan (including Seller's representations and warranties in this Sales Plan) or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan.

(b) Notwithstanding any other provision of this Sales Plan, CIBC Israel Ltd and or CIBC World Markets shall not be liable to Seller for:

(i) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(ii) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God."

2. Seller has consulted with Seller's own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon CIBC Israel Ltd and or CIBC World Markets or any person affiliated with CIBC Israel Ltd and or CIBC World Markets in connection with Seller's adoption and implementation of this Sales Plan.

(i) Seller acknowledges and agrees that in performing Seller's obligations under this Sales Plan, neither CIBC Israel Ltd and or CIBC World Markets nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee


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
Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither CIBC Israel Ltd and or CIBC World Markets nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller's assets.

F.   GENERAL

1. Seller shall pay CIBC Israel Ltd $0.04 per share of the Stock sold.

2. Seller and CIBC Israel Ltd acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

3. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

4. This Sales Plan may be amended by Seller only upon the written consent of CIBC Israel Ltd and receipt by CIBC Israel Ltd of the following documents, each dated as of the date of such amendment:

(i) a representation signed by the Issuer substantially in the form of Exhibit A to this Sales Plan,

(ii) a certificate signed by Seller certifying that the representations and warranties of Seller contained in this Sales Plan are true at and as of the date of such certificate as if made at and as of such date and

(iii) a seller representation letter completed and executed by Seller substantially in the form of Exhibit B to this Sales Plan.

5. All notices to CIBC Israel Ltd under this Sales Plan shall be given to CIBC Israel Ltd' compliance office in the manner specified by this Sales Plan by telephone at 03-5262667, by facsimile at 03-5255566 or by certified mail to the address below:

CIBC ISRAEL LTD.
ATTN: ROTEM NEVO

6. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of CIBC Israel Ltd.

7. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures on all counterparts were upon the same instrument.

8. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

9. This Sales Plan shall be governed by and construed in accordance with the internal laws of the State of New York and may be modified or amended only by a writing signed by the parties to this Sales Plan.


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
IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.




Signature:_________________________________

Print Name: Oded Bashan

Title: President Chairman and CEO of On Track Innovations



CIBC Israel Ltd Corp.


By:______________________________________

Print Name:_______________________________

Title:_____________________________________


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
                                    EXHIBIT A

                              ISSUER REPRESENTATION


1. On Track Innovations (the "Issuer") represents that it has reviewed the Sales Plan dated (the "Sales Plan") between Oded Bashan ("Seller") and CIBC Israel Ltd ("CIBC Israel Ltd") relating to the common stock, NIS 0.1, par value of the Issuer (the "Stock").

2. The sales to be made by CIBC Israel Ltd for the account of Seller under the Sales Plan will not violate the Issuer's insider trading policies, and to the best of the Issuer's knowledge there are no legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates as of the date of this representation that would prohibit the Seller from entering into the Sales Plan or prohibit any sale under the Sales Plan.

3. If, at any time during the Plan Sales Period (as defined in the Sales Plan), a legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates would prohibit any sale under the Sales Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities), the Issuer agrees to give CIBC Israel Ltd' branch compliance officer notice of such restriction by telephone as soon as practicable. Such notice shall be made to Rotem Nevo at 03 - 5262667 and shall indicate the anticipated duration of the restriction, but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about the Issuer or its securities to CIBC Israel Ltd.

4. If the Stock includes shares that may be sold under Rule 144, 145 or 701 under the Securities Act of 1933, as amended (the "Securities Act"), the Issuer agrees as follows: To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Sales Plan, and in acknowledgment of CIBC Israel Ltd' agreement in paragraph B.10 of the Sales Plan that sales of Stock under the Sales Plan will be effected in compliance with applicable provisions of Rule 144 of the Securities Act of 1933, as amended, and CIBC Israel Ltd' agreement in paragraph C.5 of the Sales Plan to return any unsold shares to the Issuer's transfer agent for relegending to the extent such shares would then be subject to transfer restrictions in the hands of the Seller, the Issuer agrees that it will, immediately upon Seller's directing delivery of Stock into an account at CIBC Israel Ltd in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.




Dated:  November 30, 2005

On Track Innovations Ltd.

By:_______________________________________
Avital Rosenberg, Adv., Company Secretary
Name and title of authorized office